ONB Media Contact:
Kathy A. Schoettlin – (812) 465-7269/(812) 319-2711

FOR IMMEDIATE RELEASE
March 18, 2014

Old National announces changes to its leadership team

•	Chief Banking Officer Barbara Murphy announces retirement, effective June 6, 2014

•	ONB Southern Region CEO Jim Sandgren to succeed Barbara Murphy as Chief Banking Officer

•	Julie Williams Daugherty promoted to Chief Administrative Officer

Evansville, Ind. (March 18, 2014) – Old National Bancorp President & CEO Bob Jones today announced changes to the company’s leadership structure. These changes were prompted by the decision of Chief Banking Officer Barbara Murphy to retire from Old National on June 6, 2014.

“While we are saddened by Barbara’s decision to close a tremendously successful chapter with Old National, we wish her much happiness as she embarks on this richly-earned, new stage of her life. Her passion and dedication will certainly be missed, but we are confident that we have the right leadership within our organization to advance and help us continue our mission as a strong community banking leader,” said Jones.

The following organizational changes will take effect June 6th:

•	Jim Sandgren, currently Old National’s Southern Region CEO, will succeed Murphy as Chief Banking Officer. In his more than 20-year career with Old National, Sandgren has taken on various banking, lending and credit-related assignments. He was promoted to Chief Credit Officer of the company’s Southern Division in 2004, and assumed the Southern Region CEO position in May 2007.

“Jim Sandgren has excelled as Old National’s Southern Region CEO, and he will bring the same experience, energy and financial industry expertise to the position of Chief Banking Officer,” explained Bob Jones. “He is the ideal candidate to continue the tradition of excellence that Barbara Murphy and others before her have established.”

Sandgren is active in numerous civic and community activities, including the YMCA of Southwestern Indiana (current Board president), Junior Achievement of Southwestern Indiana (past president) and the Chamber of Commerce of Southwest Indiana (Membership Committee chair). He was the 2012 recipient of the Volunteer of the Year award of the Chamber of Commerce of Southwest Indiana, and is serving as the 2014 United Way Campaign Chair.

•	Julie Williams Daugherty, Old National’s current Chief Marketing Officer and Merger Integrations Director, has been promoted to Chief Administrative Officer. She will continue to lead the company’s Marketing efforts while assuming responsibility for Operations, Retail Administration and Client Services.

During her 30-year career in banking (the past 11 spent with Old National), Williams Daugherty held leadership roles in a number of areas, including Wealth Management, Operations, Cash Management and Merger Integrations. In April 2011, she became Old National’s Chief Marketing Officer.

“Promoting Julie Williams Daugherty to Chief Administrative Officer enables Old National to better leverage her wide-ranging expertise and experience,” said Jones. “We believe this move will lead to new synergies within our organization that will strengthen our ability to efficiently and effectively serve clients.”

Williams Daugherty has served as a director for the Posey County Community Foundation and as a past chair of the American Cancer Society’s Posey County Relay for Life. She is also a United Way volunteer and an annual fundraiser for the Muscular Dystrophy Association.

Barbara Murphy joined Old National in 2005 as Chief Risk Officer, and assumed the role of Chief Banking Officer in 2006. Her distinguished career in banking includes 15 years at Bank One, where her assignments included Director of Cash Management Sales, Service and Internet Support; head of Retail Banking for Bank One in Columbus, Ohio; Chief Operating Officer of Private Label Credit Services; and Director of Merger Integration.

About Old National
Old National Bancorp (NASDAQ: ONB) is the largest financial services holding company headquartered in Indiana. With $9.6 billion in assets, it ranks among the top 100 banking companies in the United States. Since its founding in Evansville, Ind., in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with its clients. Today, Old National’s footprint includes Indiana, Western Kentucky and Louisville, Southern Illinois and Southwestern Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National owns Old National Insurance, one of the 100 largest brokers in the nation. For more information and financial data, please visit Investor Relations at oldnational.com.